     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 3
dated January 25, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Amended Pricing Sheet – February 21, 2006

RELAYSSM due February 24, 2010
Based on the Values of the S&P 500® Index and the Nikkei 225® Index
Redeemable Equity-Linked Alternative Yield Securities (“RELAYSSM”)

Offering Price	:	$1,000 per RELAYS (100%)

Aggregate Principal Amount	:	$5,330,000

Initial Index Values	:	1,283.04 with respect to the S&P 500 Index
15,781.78 with respect to the Nikkei 225 Index

Trigger Levels	:	898.128 with respect to the S&P 500 Index (70% of Initial Index Value)
11,047.246 with respect to the Nikkei 225 Index (70% of Initial Index Value)

Determination Dates	:	February 24, 2007, February 24, 2008, February 24, 2009 and February 19, 2010

Pricing Date	:	February 21, 2006

Settlement Date	:	February 24, 2006

Listing	:	None

CUSIP	:	61747Y444

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$15.00 per RELAYS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Corporation, which we refer to as S&P, and “Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc., which we refer as Nikkei, and each have been licensed for use by Morgan Stanley. The RELAYS are not sponsored, endorsed, sold or promoted by S&P or Nikkei, and S&P and Nikkei make no representation regarding advisability of investing in the RELAYS.

Preliminary Pricing Supplement No. 3 dated January 25, 2006
Prospectus dated January 25, 2006
Prospectus Supplement dated January 25, 2006